EXHIBIT 99.1

Contacts:
URS Corporation	Sard Verbinnen & Co
Sam Ramraj	Hugh Burns/Jamie Tully/Jane Simmons
Vice President, Investor Relations	(212) 687-8080
(415) 774-2700

URS TO REBRAND EG&G AND WASHINGTON DIVISIONS

URS, EG&G, and Washington Divisions to Market to Clients as URS Corporation

Company will Record Non-Cash Charge Related to Impairment of Intangible Assets
in Fourth Quarter 2009 for Discontinuation of Washington Division Brand

URS Reaffirms 2009 EPS Guidance, Excluding Charge
and Previously Announced Gain from MIBRAG Sale

SAN FRANCISCO, CA – December 22, 2009 – URS Corporation (NYSE: URS) today announced that, consistent with its past practice on acquisitions, it will rebrand and integrate its EG&G and Washington divisions under the URS Corporation brand.  Following the change, which will take effect on January 1, 2010, URS will present a single brand to clients and the marketplace.

Martin M. Koffel, Chairman and Chief Executive Officer, stated, “This branding initiative reflects our long-standing practice of fully integrating acquisitions, leveraging the significant top-line synergies among our businesses, and building a premier brand in the engineering and construction market.  With URS divisions marketing under a single, powerful brand, all of our clients will have a clearer understanding of the full range of services URS can bring to bear on their most critical and complex projects.”

For financial reporting purposes, URS will continue to report results for three segments: Infrastructure and Environment (formerly the URS Division); Federal Services (formerly the EG&G Division); and Energy and Construction (formerly the Washington Division).

URS intends to record an after tax, non-cash charge of approximately $20.5 million, or $0.25 per share, in the fourth quarter 2009 for the write-down of intangible assets related to the discontinuation of the Washington Division brand and the transition to a single URS brand.  The estimated charge is subject to finalization, which the Company will complete prior to reporting its fourth quarter and fiscal 2009 financial results in March 2010.  The charge does not affect the Company's business operations, cash balances or operating cash flows.  There is no similar intangible asset related to the EG&G Division that would be impaired as a result of the branding change.

As a result of the estimated charge, URS now expects that GAAP EPS for fiscal 2009 will be in the range of $3.07 to $3.17, on a diluted basis.  Excluding the estimated charge and the previously reported gain from the sale of its equity interest in MIBRAG mbH (“MIBRAG”), a German mining and power business, URS expects that fiscal 2009 EPS will continue to be between $2.95 to $3.05, on a diluted basis.  A table reconciling EPS, excluding the estimated charge and the gain from the sale of MIBRAG, to GAAP EPS is attached to this release.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has more than 45,000 employees in a network of offices in more than 30 countries (www.urscorp.com).

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to future net income and earnings per share, future impairments of our intangible assets, future impact to our financial statements from the sale of MIBRAG and other future business, economic and industry conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions.  However, such forward-looking statements by their nature involve risks and uncertainties.  We caution that a variety of factors, including but not limited to the following, could cause our business and financial results to differ materially from those expressed or implied in our forward-looking statements: economic weakness and declines in client spending; changes in our book of business; our compliance with government contract procurement regulations; impairment of our goodwill; impact of recent liquidity constraints upon us or upon our clients; our leveraged position and our ability to service our debt; restrictive covenants in our 2007 Credit Facility; our ability to procure government contracts; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; availability of bonding and insurance; integration of acquisitions; environmental liabilities; liabilities for pending and future litigation; the impact of changes in laws and regulations; nuclear energy indemnification; a decline in defense spending; industry competition; our ability to attract and retain key individuals; employee, agent or partner misconduct; retirement plan obligations; risks associated with international operations; business activities in high security risk countries; third-party software risks; terrorist and natural disaster risks; our relationships with our labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended October 2, 2009 as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which it was made and we assume no obligation to revise or update any forward-looking statements.

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URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULE OF THE IMPACT OF THE SALE OF EQUITY INVESTMENT IN MIBRAG AND THE IMPAIRMENT OF THE WASHINGTON DIVISION BRAND

    Projected diluted EPS, excluding the impact of the sale of equity investment in MIBRAG and the impairment of the Washington Division brand, is not computed in accordance with generally accepted accounting principles (“GAAP”).  We presented this amount to demonstrate the impact of the sale and of the impairment.  This non-GAAP measure may be useful to investors seeking to compare the actual or expected performance of our ongoing business with the actual performance of our business in prior periods.  Projected diluted EPS, excluding the impact of the sale of equity investment in MIBRAG and the impairment of the Washington Division brand, should not be substituted for diluted EPS prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flow.

    Below is the reconciliation of projected diluted EPS and EPS growth, before the impact of the sale of equity investment in MIBRAG and the impairment of the Washington Division brand, to the projected GAAP diluted EPS and EPS growth for fiscal year 2009.

	Range of Projected Diluted EPS for Fiscal Year 2009			Diluted EPS for Fiscal Year 2008, as Reported	Range of Projected Growth %
Before the impact of the sale of equity investment in MIBRAG and impairment of the Washington Division brand	$2.95	to	$3.05	$2.66	11%	to	15%
Sale of equity investment in MIBRAG, net of tax	0.37		0.37	—
Impairment of the Washington Division brand, net of tax	(0.25)		(0.25)	—
GAAP amounts	$3.07	to	$3.17	$2.66	15%	to	19%

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